Exhibit 10.22

MANUFACTURING SERVICES AGREEMENT

THIS MANUFACTURING SERVICES AGREEMENT (the "Agreement") is dated as of the 21st day of August, 2020 (the "Effective Date") by and between **Innovative Health Solutions, Inc.**, an Indiana corporation having a place of business at 829 S Adams Street, Versailles, Indiana 47042 (**"IHS"**), and **GMI Corporation**, an Indiana corporation having a place of business at 700 International Dr., Franklin, IN 46131 (**"GMI"**) (each of IHS and GMI, a **"Party"** and collectively, the **"Parties"**).

RECITALS

GMI is a Contract Manufacturer that furnishes the necessary personnel, material, equipment, services and facilities to Manufacture certain of IHS's products in accordance with detailed specifications provided by IHS and other third parties.

IHS is a Specification Developer and company engaged in the business of Medical Device design, distribution, and sales.

IHS desires to engage GMI to Manufacture certain of IHS's Products in accordance with orders to be issued from time to time.

GMI is willing to enter into this Agreement and to accept orders to Manufacture IHS's Products upon terms and conditions herein.

GMI will be the exclusive supplier of the Product for IHS provided that it can meet the terms of this Agreement and agreed upon manufacturing and delivery schedules.

The Parties hereto desire to enter into this Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, it is hereby agreed between the Parties hereto as follows:

1. DEFINITIONS

a) Applicable Law: "Applicable Law" means any and all laws, ordinances, rules, regulations, statutes, restrictions, judgments, orders or decrees, requirements, and standards of any governmental authority, domestic or international body, applicable to the activities contemplated by this agreement, as adopted, amended, issued or decreed from time-to time, including without limitation, the federal Food, Drug & Cosmetic Act, 21 USC 301, et seq., and regulations and guidance promulgated thereunder, United States Pharmacopeia ("USP") standards, International Organization for Standardization ("ISO") standards, and The International Council for Harmonisation ("ICH") guidelines.

b) Change of Control: "Change of Control" means the sale of all or substantially all the assets of a Party; any merger, consolidation or acquisition of a Party with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of a Party in one or more related transactions.

c) Defect: "Defect" means any defect in a Product that results from GMI'S failure to comply with the applicable specifications and FDA requirements.

d) FDA: "FDA" means the U.S. Food and Drug Administration, which has the responsibility and authority to enforce the federal Food, Drug and Cosmetic (FD&C) Act of 1976 as amended, relating to medical devices, including but not limited to Quality System Regulations contained in 21 CFR Part 820.

e) Finished Device: A "Finished Device" means any device or accessory to any device that is suitable for use or capable of functioning, whether or not it is packaged, labeled or sterilized.

f) Inventory: "Inventory" means the material and components required to Manufacture the IHS Products.

g) Manufacture: "Manufacture" or "Manufacturing" is the term defined by 21 CFR § 807.3(d).

h) Contract Manufacturer: A "Contract Manufacturer" is an entity that physically Manufactures a Finished Device under the terms of a contract, and meets the requirements for registering as a "contract manufacturer" pursuant to 21 CFR Part 807. Contract Manufacturers of Finished Devices shall comply with applicable requirements of the Quality System Regulations.

i) Medical Device: "Medical Device" means an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including a component part, or accessory which is:

    i. Recognized in the official National Formulary, or the United States Pharmacopoeia, or any supplement to them,

    ii. Intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals, or

    iii. Intended to affect the structure or any function of the body of man or other animals, and which does not achieve any of its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of any of its primary intended purposed.

j) NCNR Inventory: "NCNR Inventory" means all Inventory that is: (i) on order and not cancelable; or (ii) in GMI's possession and not returnable to the vendor/supplier or usable..

k) Order: "Order" means an order, in writing, meeting the requirements of this Agreement submitted by IHS for acceptance by GMI.

l) Product Schedule: "Product Schedule" means a schedule, as amended from time to time by mutual agreement of the Parties, that: (i) references this Agreement and is executed by the Parties hereto, (ii) sets forth information relating to a Product to be Manufactured pursuant to this Agreement and applicable Orders, and (iii) is attached to this Agreement and incorporated herein by reference.

m) Products: "Product" or "Products" mean the product(s) that GMI will produce for IHS pursuant to this Agreement as set forth in applicable Product Schedules.

n) Purchase Price: "Purchase Price" means the unit price for a Product as set forth in the applicable Product Schedule.

o) Quality: "Quality" means the totality of features and characteristics that bear on the ability of a device to satisfy fitness-for-use, including safety and performance.

p) Quality Agreement: "Quality Agreement" means an agreement between the Parties that describes the Parties' quality control, technical, quality assurance and regulatory responsibilities relating to the manufacture and release of Product. Additional provisions include IHS's audit rights, record retention, recalls, complaints, regulatory audits and inspections, manufacturing changes, and other quality related matters.

q) Quality System: "Quality System" means the organizational structure, responsibilities, procedures, processes, and resources for implementing quality management.

r) Quality System Regulation: The Quality System Regulation is in Part 820 of Title 21 of the Code of Federal Regulations (CFR). These regulations cover quality management and organization, device design, buildings, equipment, purchase and handling of components, production, process controls, packaging and labeling control, device evaluation, distribution, installation, complaint handling, servicing and records. The QSR requirements are intended to ensure that the Finished Devices are safe and effective.

s) Regulatory Authority: "Regulatory Authority" shall mean any federal (including FDA), state, local, and foreign bodies charged with enforcing laws, rules or regulations governing the Manufacture, sale and/or marketing of medical devices.

t) Specification: "Specification" means any requirement for which a product, process, service, or other activity must conform.

u) Specification Developer: "Specification Developers" provide specifications for a Finished Device that is distributed under the establishment's own name but performs no manufacturing. In essence, the Specification Developer provides device specifications to contract manufacturers, who produce devices to meet the specifications.

2. STATEMENT OF WORK

a) IHS hereby engages GMI, and GMI agrees to use best commercially reasonable efforts to furnish the necessary personnel, material, equipment, services and facilities to Manufacture Products in accordance with the applicable Specifications as set forth in the Quality Agreement. GMI's manufacturing services shall be performed in accordance with the applicable regulatory and performance standards as defined on each Product Schedule.

b) Roles and responsibilities of IHS and GMI as to Quality matters are defined in the Quality Agreement.

c) IHS will, during the term of this Agreement, provide and make available to GMI for use by GMI at its manufacturing facility located at 700 International Dr., Franklin, IN 46131 (the "Facility"), the equipment identified and described in Schedule B attached hereto and incorporated herein by reference (collectively, the "Equipment"). GMI agrees that the Equipment shall be used only at the Facility and shall not be moved from the Facility, including to any facility operated by any affiliate of GMI, without the prior written consent of IHS. The Equipment shall be used by GMI in connection with and to facilitate the performance of its obligations under this Agreement, and for no other purpose, including any other commercial purpose. GMI shall not remove and shall cause to remain intact any and all signage, labels, logos, tags, stickers, and markers on the Equipment that identify the Equipment as being the property of IHS.

d) At all times, title to the Equipment, the IHS Product (as defined in this Agreement), and the Consigned Materials (as defined in this Agreement) shall remain with IHS, and nothing in this Agreement is intended or shall be deemed to be a grant or transfer of title or ownership in or to the Equipment, the IHS Product, or the Consigned Materials, to GMI. Neither GMI nor any of its creditors nor any administrative, administrative receiver, or other receiver or equivalent, shall be entitled to any lien or other possessory title or security over the Equipment, the IHS Product, or the Consigned Materials, which shall remain the property of IHS. GMI shall use its best efforts to provide such notices to its creditors as may be required to avoid the establishment of any lien on the Equipment, the IHS Product, or the Consigned Materials in accordance with local law. To the extent reasonably possible or practicable, GMI shall maintain the Equipment, the IHS Product, and the Consigned Materials in a segregated area, and restrict access thereto only to appropriate GMI personnel. No representatives of any third parties shall have access to the Equipment, the IHS Product, or the Consigned Materials.

e) GMI shall bear the risk of loss of and damage to the Equipment, the Consigned Materials, and, to the extent provided by Applicable Law, any IHS Product that is stored at GMI's facility at the request of IHS pursuant to this Agreement. GMI shall maintain a "bailee liability" or similar policy of insurance from a reputable insurer sufficient to fully insure the Equipment, the Consigned Materials, and, to the extent provided immediately above, the IHS Product, against damage or loss, and shall provide IHS with a certificate of insurance evidencing such coverage upon request;

provided, however, that GMI's liability for any breach of its obligations under this this Agreement shall not be limited by the amount of GMI's insurance coverage.

f) For avoidance of doubt, in those instances where this Agreement requires a "writing" to be provided, written communication via email between the parties can satisfy the writing requirement to the following email addresses: aaron.barr@gmicorp.com and dan@i-h-s.com.

3. TERM AND TERMINATION

a) Term: Unless sooner terminated as set forth in this Section 3, the term of this Agreement shall commence on the Effective Date and continue for an initial term of 24 months and shall automatically renew for renewal terms of twelve (12) months unless either Party provides a written termination notice to the other Party one hundred eighty (180) days prior to the end of the then-current terms or pursuant to Section 3(b).

i. Termination:

(a) IHS shall have the right to terminate this Agreement immediately upon a Change of Control of GMI. GMI shall promptly notify IHS of any attempt to effect a Change of Control.

(b) Either Party may terminate this Agreement:

(i) For any reason, upon at least twelve (12) months prior written notice to the other Party;

(ii) At any time pursuant to the provisions of Section 11 below regarding force majeure where the Party affected by the occurrence of such force majeure event has not, through the exercise of commercially reasonable efforts, been able to remedy or remove such event after a period of sixty (60) consecutive days;

(iii) At any time upon the material breach of the other Party if such breach is not cured within sixty (60) days of receipt of written notice. For purposes of a breach by GMI, "material breach" includes without limitation: GMI's failure to satisfy its obligation to deliver the Product as specified in any IHS Order for two consecutive months; GMI's failure to maintain DHFs for Products in accordance with Applicable Laws; GMI's material breach of the Quality Agreement, including, without limitation, GMI's failure to incorporate IHS's input into responses to regulatory inspections relating to the Product, and IHS reasonably believes in good faith that such omissions may adversely affect the health and safety of its customers; and GMI's termination of employees who, in IHS's sole discretion, are critical to the performance of

services arising under this Agreement if GMI does not notify the IHS Board of Directors in writing within 10 days.

(iv) Immediately upon the written notice to the other Party if the other Party admits an inability to pay debts as they become due; is, or is deemed for the purpose of any applicable law, to be insolvent or unable to pay its debts as they fall due; suspends making payments on any of its debts, or announces an intention to do so; by reason of actual or anticipated financial difficulties, begins negotiations with any creditor for the rescheduling of any of its indebtedness outside the ordinary course of business; is in breach of any covenant or other term of a loan or financial facility and a counter Party under such loan or financial facility accelerates or calls for repayment of any outstanding indebtedness as a result of such breach; becomes insolvent, or the fair value of its assets is less than its liabilities (taking into account contingent and prospective liabilities and disregarding inter-company loans between affiliates); makes an assignment for the benefit of creditors; has a moratorium declared in respect of any of its indebtedness; or has a receiver, guardian, conservator or trustee in bankruptcy appointed to take charge of all or part of its property; or is adjudicated bankrupt.

(v) Upon a Change of Control, provided that such termination shall occur sixty (60) days after such Change of Control, unless rights new ownership and the other Party agree to assignment pursuant to section 18(c).

b) Effect of Termination: In general, the expiration or termination of this Agreement shall not affect any obligations that exist as of the date of termination, including without limitation accepted Orders under Section 6; provided, however, if IHS terminates this Agreement for cause, it shall only be obligated to pay for and accept delivery of conforming ordered Products that GMI has as of that date completed or placed into actual production, and for materials that both GMI and IHS agree in a separate writing will be guaranteed for payment. GMI shall, in any event, be required to complete and deliver to IHS all Products Manufactured or in process at the time of the termination of this Agreement pursuant to the terms of this Agreement. Upon the expiration or earlier termination of this Agreement for any reason, and without notice or demand by IHS, GMI shall promptly return to IHS all of IHS's Proprietary Information as set forth in Section 12(a), as well as the Equipment, the Consigned Materials, and all Inventory paid for by IHS.

c) Winding-Down Obligations: Following the expiration or termination of this Agreement, GMI shall cooperate with IHS and provide reasonable assistance to effect the orderly and efficient transfer of the manufacturing of Products from GMI to IHS or a third Party designated by IHS ("Successor Manufacturer") and without disruption to IHS's business ("Transfer Assistance"). Transfer Assistance shall

include, but not be limited to: (a) the continued manufacture of the Products by GMI after the termination or expiration date for a transition period and on terms mutually agreeable to the Parties; (b) the transfer of the complete DHF for each of the Products to the Successor Manufacturer; (c) the transfer of a complete bill of materials, and a complete list of all vendors included on the bill of materials, to the Successor Manufacturer; and (d) the transfer of the Equipment to the Successor Manufacturer or IHS and a full description of such Equipment. The provisions of this Section 3(c) shall survive the termination or expiration of this Agreement. Transfer costs will be borne by IHS, including GMI employees' hours spent on the transfer above and beyond reasonable assistance.

4. DOCUMENTATION

Documentation supplied to GMI shall be in electronic format and generally includes the following:

- Assembly Drawing
- Schematic
- Parts List in Excel format and Approved Vendor Listing (AVL)
- Bill of Material in Excel or ASCII Delimited
- Gerber of bare board along with Native CAD data
- Bare Board fabrication drawing
- SMT Stencil data to be Gerber File or 1:1 Film of paste layer(s) including fiducials
- SMT placement data to be ASCII Delimited coordinate information consisting of X,Y, and rotational (Theta) circuit reference and Part Number
- Test Specifications

5. RELIANCE ON DESIGNS

IHS acknowledges and recognizes that GMI must rely on the design that IHS furnishes to GMI and that GMI shall be paid its original contracted price for any Product that is defective due to IHS's design error.

6. ORDERING

a) Orders: Performance under this Agreement shall be initiated by Orders issued by IHS and accepted by GMI. IHS shall be under no obligation to purchase, and GMI shall be under no obligation to Manufacture, Products hereunder unless and until IHS issues an Order and GMI has accepted IHS's Order. GMI shall accept or reject IHS's Orders in writing within two (2) business days. IHS's Orders shall include the following information set forth on the Product Schedule at Schedule A.

b) Acceptance: GMI shall use reasonable commercial efforts to accept all of IHS's Orders. No Order shall be deemed accepted unless GMI provides IHS written notice accepting the Order as provided in subparagraph (a).

c) Modification, Cancellation, or Deferment by IHS: Orders may be modified or cancelled, and scheduled shipments may be deferred, only: (i) upon IHS's prior

written notice and GMI'S written acknowledgment; and (ii) upon terms satisfactory to GMI that compensate GMI for all costs incurred, or credit IHS with cost savings experienced, by reason of such modification, cancellation or deferment, which shall take into account, among other things, the cost of any NCNR Inventory, any vendor cancellation charges (including restocking fees) and any nonrecurring engineering or production costs and the impact on the Purchase Price of Products not cancelled including the reasonable carrying cost of inventory. Orders or portions of Orders may not be modified, cancelled, or deferred inside of the 30-day window described in Section of 6(e) without financial penalty to IHS and without specific agreement by GMI. Notwithstanding the above, GMI shall use its best efforts to sell NCNR Inventory, or any other raw material inventory on hand to its other existing customers or return to suppliers. The cost of such inventory that cannot be either sold or returned would be charged back to IHS under this Section 6(c) within a reasonable time not to exceed three (3) months from the notification of the modified, cancelled or deferred order from IHS.

d) GMI will grant acceleration requests when reasonably possible. Accelerations may be limited by material availability, equipment capacity, and personnel resources. GMI will make reasonable efforts to accommodate accelerations impacted by material constraints; however, IHS and GMI will mutually agree if accelerations result in increased costs due to procurement of material from distribution, purchase price variance, pull-ins of production, overtime premiums of personnel, or express handling that IHS and GMI will negotiate in good faith the required additional price to cover these costs. Cancellation of shipments scheduled inside thirty (30) days is not authorized; therefore, cancellations of such shipments will incur charges equal to 100% of the purchase price of such Products.

e) IHS may cancel any Order, or Portion of an Order, without penalty, more than thirty (30) days from production of the Order (if there is a single production date for the Order) or portion of the Order (if there are multiple production dates for the Order) by giving written notice to GMI. IHS shall only pay a penalty if cancellation occurs 30 days or less from the scheduled ship date(s). Cancellation charges shall be based upon material on hand, material on order which cannot be cancelled, restocking, cancellation, or other charges arising from suppliers reschedule cancellation or restocking charges, subject to the limitations otherwise provided in this subparagraph (c) and GMI will use reasonable commercial efforts to return unused Inventory and to cancel pending orders for such inventory, and to otherwise mitigate the amounts payable by IHS.

f) <u>Subcontractors:</u> GMI shall use only those subcontractors involved in Manufacturing approved by IHS and which have entered a confidentiality agreement with IHS relating to IHS's Proprietary Information. For avoidance of doubt, "subcontractors" do not include suppliers of raw materials or unfinished components that are not manufactured per design requirements derived from IHS's Proprietary information.

g) Alternate Manufacturers: Nothing in this Agreement shall preclude IHS from requesting and qualifying an alternate supplier to Manufacture Products. IHS shall not use an alternate supplier during Term of the Agreement provided that GMI can satisfy the terms of this Agreement and agreed upon manufacturing and delivery schedules. GMI shall, at IHS's request and direction, provide reasonable assistance to IHS with regard to IHS efforts to have such alternative manufacturing solutions in place by (1) providing IHS or such designee with copies of all requested Manufacturing documentation and (ii) making relevant personnel available within reason for consultation. IHS will reimburse GMI for all documented direct costs and expenses properly and reasonably incurred by GMI in connection with all such requested technology transfer activities.

7. SHIPMENTS AND DELIVERY

GMI shall ship Products to IHS or its designee consistent with Orders from IHS in accordance with each accepted Order, or to customers if directed by IHS, subject to the terms and conditions of all shipments shall be F.O.B. origin (GMI's dock). Title to, and risk of loss for, Products shall pass to IHS at the time of delivery of possession of the Products to a common carrier, IHS, or IHS's designee or customer. In the event of a planned or pending Change of Control, GMI will provide IHS notice in accordance with Section 19(i) of this Agreement and make arrangements to ship and deliver IHS Product in accordance with IHS instructions, if requested by IHS prior to the Change in Control.

8. ACCEPTANCE

The Product shall be deemed accepted when GMI has: (i) tested and inspected the Product in accordance with the contracted level of testing and inspections, and such Products have passed the testing and inspections, as set forth in the applicable Product Schedule; and (ii) IHS or its designee has received, inspected and approved such products as being conforming goods as defined in the Uniform Commercial Code (UCC). Provided IHS or its designees shall inspect such goods within thirty (30) days of actual delivery and notify GMI if such goods are non-conforming or defective. The cost of returning non-conforming or defective Product shall be the responsibility of GMI unless GMI demonstrates conformity with the Specifications in accordance with this Agreement.

9. PRICES; OTHER COSTS; PRICE CHANGES; INVOICING

a) Prices and Taxes: IHS shall pay GMI the Purchase Price set forth in the applicable Product Schedule for Orders of Products received by GMI, which Purchase Price may be adjusted from time to time pursuant to the terms of this Agreement. The Purchase Price is exclusive of the costs of packaging, shipping, and insurance and any applicable federal, state, and local taxes, which shall be borne by IHS.

b) Price Changes: In addition to other provisions in this Agreement allowing for changes in the Purchase Price, if significant fluctuations occur at any time in the costs of Inventory, GMI and IHS will review the impact of such fluctuations and mutually agree to an increase or decrease in the Purchase Price arising

therefrom for Products whose costs are affected by such fluctuations and have not yet been produced or shipped.

c) Tooling/Non-Recurring Expenses: IHS shall pay for, or obtain and consign to GMI, any Product specific tooling and shall repay other non-recurring expenses as agreed to in advance by IHS.

d) Routine maintenance and repairs of IHS owned manufacturing equipment at GMI will be paid for by IHS. GMI will follow recommended manufacturer maintenance schedules and notify IHS of any equipment condition changes.

e) Invoicing and Payment: GMI shall invoice IHS concurrently with each shipment of Products from GMI to IHS or its designee. To be considered valid under this agreement, an invoice shall be transmitted in writing and include GMI's name and invoice date, the Order number, the total price and the name (if applicable), title, complete mailing address or wire transfer instructions for where payment is to be sent and must be submitted to the appropriate invoice address listed in the applicable Product Schedule or Order. IHS shall pay all invoices within thirty (30) days of the date of the invoice or shipment (whichever is earlier) unless otherwise agreed to in writing. Any payment or part of a payment that is not paid when due shall bear interest at the rate of eighteen percent (1.5% per month), or at the highest contract rate allowed by law, whichever is less, from its due date until paid. Payments shall be in U.S. dollars.

f) Consigned Materials: Consigned materials include those products ordered by, but not yet delivered to, and any other materials that GMI and IHS have agreed in will be held on consignment. Upon request by IHS or automatically following the expiration or termination of this Agreement for any reason, GMI shall return all Consigned Materials paid for by IHS.

10. QUALITY AGREEMENT

The Parties will enter into a Quality Agreement. The Quality Agreement shall be subject to, and not inconsistent with, the terms of this Agreement. In the event of a conflict between the terms of the documents, the terms of the Quality Agreement will govern as to all quality-related matters, and this Agreement will govern as to all other matters.

11. FORCE MAJEURE

Neither Party shall be liable for its failure to perform hereunder due to any occurrence beyond its reasonable control, including acts of God, fires, floods, wars, terror, sabotage, accidents, labor disputes or shortages, governmental laws, ordinances, rules and regulations, whether valid or invalid (including, but not limited to, priorities, requisitions, allocations, and price adjustment restrictions), inability to obtain material, equipment or transportation (unless such liability is attributable to the cash flow limitations of GMI), and any other similar or different occurrence, in each case against which it would have been unreasonable for the affected Party to take precautions.

The Party whose performance is prevented by any such occurrence shall notify the other Party thereof in writing as soon as is reasonably possible after the commencement of such occurrence, and shall promptly give written notice to the other Party of the cessation of such occurrence. The Party affected by such occurrence shall use reasonable commercial efforts to remedy or remove such event of force majeure as expeditiously as possible.

12. INTELLECTUAL PROPERTY

a) Ownership of Intellectual Property; License: Title to and ownership of all of the technology, trade secrets, know-how, and information regarding the Products and the Manufacture of the Products supplied by IHS directly or by suppliers on behalf of IHS to GMI hereunder shall remain in IHS. IHS hereby grants GMI a limited, non-transferable, non-exclusive, revocable license to use IHS's software, technology, trade secrets, know-how, and other proprietary information ("IHS's Proprietary Information") for the purposes of this Agreement, free of any claim or allegation of any IHS intellectual property rights covering IHS's Proprietary Information. All rights in IHS's Proprietary Information other than those specifically granted herein are reserved to IHS for its own use and benefit. GMI acknowledges that it shall not acquire any rights of whatsoever nature in IHS's Proprietary Information as a result of GMI's use thereof, and that all use of IHS's Proprietary Information by GMI shall inure to the benefit of GMI. IHS shall solely and exclusively own all other rights in, derived from, under or related to IHS's Proprietary Information. IHS may, but shall have no obligation to, register any copyrights, trademarks, or design rights or to prosecute any patents. GMI'S rights and freedom of use in connection with the Manufacturer of Products for IHS hereunder shall endure only for the term of this Agreement. After the termination or expiration of this Agreement: (1) such license shall expire and GMI shall have no further rights to use IHS's Proprietary Information; (2) GMI shall return to IHS all written documents and other materials relating to IHS's Proprietary Information; (3) GMI shall remove all IHS Proprietary Information from its computers; and (4) GMI shall certify to IHS in writing that it has complied with the return and removal of IHS Proprietary Information as contemplated above. Notwithstanding the forgoing, title to and ownership of any software, technology, trade secrets, know-how, and information of GMI ("GMI'S Proprietary Information") used by GMI hereunder shall remain the property of GMI.

If intellectual property is created or contributed to by GMI personnel through the course of this SOW, those individuals will be listed as inventors on any patent as appropriate. Any intellectual property created in association with this SOW will be owned by Customer. The specific manufacturing processes developed during the course of this SOW will be owned by Customer. However, GMI reserves the right to retain and use any manufacturing methods, techniques and/or know-how developed during the course of this SOW and Customer agrees to provide GMI any and all rights and licenses necessary to allow GMI to use such manufacturing methods, techniques, and/or know-how with non-competitive products.

b) Confidentiality: The Parties acknowledge that each Party's Proprietary Information contains valuable trade secrets that are the sole and exclusive property of the other Party. Each Party agrees that it will maintain and protect the confidentiality of the other Party's Proprietary Information, which in no event shall be less than reasonable care. The obligation to keep each Party's Proprietary Information confidential shall survive the termination or expiration of this Agreement. Each Party shall be liable to the other for damages incurred, including, but not limited to, lost profits which result from the improper disclosure of Proprietary Information by the receiving Party.

13. REPRESENTATIONS AND WARRANTIES

a) By IHS. IHS hereby represents and warrants to GMI that, to the best of its knowledge:

i. IHS has the requisite intellectual property and legal rights related to the Product and to the material and equipment provided by IHS to GMI to authorize the performance of GMI's obligations under this Agreement, and the Quality Agreement;

ii. There is no actual or threatened infringement claim made by a third-Party relating to the Products.

b) By GMI. GMI hereby represents and warrants to IHS that, to the best of its knowledge:

i. GMI has the requisite Intellectual Property rights in the and facility, to be able to perform its obligations under this Agreement, and the Quality Agreement;

ii. GMI's use of GMI's facility and GMI's equipment as contemplated in this agreement will not give rise to a cause of action by a third-Party against IHS for infringement or another violation of intellectual property rights;

iii. Product will not be adulterated or misbranded within the meaning of the federal Food, Drug, & Cosmetic Act;

iv. GMI and GMI personnel shall comply with all Applicable Laws and regulations relating to its activities under this agreement;

v. GMI will not enter into any agreements, contracts, or other arrangements that would conflict with its obligations under this agreement;

vi. During the term of this Agreement, GMI shall obtain and maintain in good order, at its sole expense, such governmental registrations, permits and licenses as are required by the FDA and/or other governmental authorities, as are necessary to permit the GMI to perform the manufacturing, record

keeping and processing activities as set forth in this Agreement and the Quality Agreement;

vii. Products Manufactured hereunder will conform to the Specifications and will be free from Defects in workmanship for a period of one (1) year from the date of delivery of the Products to IHS. IHS shall promptly notify GMI in writing of any malfunction or other non-conformity in the Products, which notification shall describe the malfunction or non-conformity in sufficient detail to permit GMI to isolate the malfunction or non-conformity. Upon notification from IHS, GMI will provide IHS with instructions on returning the Product under a warranty claim. Upon receipt of any Products returned by IHS, GMI shall test the Products in accordance with the contracted level of testing as set forth in the applicable Product Schedule in order to isolate any malfunctions or non-conformity in the Product. If GMI determines that the malfunction is not due to nonconformity with the Specifications or Defect, then GMI will seek instructions from -the IHS regarding whether GMI should return the Product to IHS or dispose of it. If GMI determines that the malfunction or non-conformity is due to non-conformity with Specifications or Defect, it shall provide substitute products to IHS at GMI'S expense. If GMI is unable to isolate any malfunctions in the Product using the contracted level of testing as set forth in the applicable Product Schedule, then IHS is solely responsible for isolation of the malfunction and GMI will seek instructions from the IHS regarding whether IHS will authorize additional testing on the returned Product or whether GMI should return the Product to IHS or dispose of it. Provided, however, if IHS disputes GMI'S test results relating to Product malfunction or defects in workmanship, that IHS may, at IHS's election, have such products tested by an independent contractor approved by IHS and consented to by GMI. The determination of the independent contractor shall be binding on the Parties. If any returned Product contains malfunctions due to non-conformity with the Specifications or Defects in workmanship, then IHS's exclusive remedy and GMI'S sole liability under this warranty will be for GMI, at its sole option and expense, to correct and replace the nonconforming or defective Product. This warranty does not apply to: (i) any first articles, prototypes, pre-production units, test units of a Product; (ii) any Products which have been repaired by IHS or a third Party; (iii) any Products which have been altered or modified in any way by IHS or third Party; or (iv) any Products which have been subject to misuse, abnormal use or neglect.

c) **Mutual Representations and Warranties.** Each Party hereby represents and warrants to the other Party that:

i. this Agreement has been authorized, executed and delivered and constitutes such Party's legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization, and other laws of general

applicability relating to or affecting creditor's rights and to the availability of particular remedies under general equity principles;

ii. the delivery of this agreement does not require any consent, approval, or authorization of, or notice, declaration filing or registration with, any governmental or Regulatory Authority and the execution, delivery or performance of this agreement will not violate any law, rule or regulation applicable to such Party;

iii. the execution, delivery, and performance by a Party and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under:

(a) A loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property;

(b) The provision of its charter documents or bylaws; or

(c) Any order, write, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

iv. it has the power and authority to execute and delivery this Agreement and to perform its obligations hereunder;

v. the execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action;

vi. it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

vii. it has obtained and will maintain all applicable approvals as required by all applicable local, county, state, federal, foreign or other laws, statutes, rules, treaties, conventions, legislations, codes, regulations, restrictions, ordinances, orders, approvals and directives of, or issued by any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, arbitral body, ministry, court or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental authority established to perform any of such functions, necessary for the manufacturing, record keeping and processing activities as set forth in this Agreement and the Quality Agreement.

d) Disclaimer: THE WARRANTY STATED ABOVE IS IN LIEU OF ALL OTHER WARRANTIES, CONDITIONS OR OTHER TERMS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY IMPLIED

WARRANTIES OF TERMS AS TO QUALITY, FITNESS FOR PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE, WHETHER IMPLIED BY CUSTOM OR LAW. Without limiting the foregoing disclaimer, IHS understands, acknowledges, and agrees that GMI does not warrant any parts, components or other materials used in the Manufacture of the Products.

14. LIMITATION OF LIABILITY

EXCEPT AS EXPRESSLY PROVIDED IN SECTION 15 (INDEMNIFICATION) OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CONNECTED WITH OR RESULTING FROM THE MANUFACTURE, SALE, DELIVERY, RESALE, REPAIR, REPLACEMENT, OR USE OF ANY PRODUCTS OR THE FURNISHING OF ANY SERVICE OR PART THEREOF, WHETHER SUCH LIABILITY IS BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAD BEEN WARNED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

15. INDEMNIFICATION

a) IHS shall defend, indemnify and hold GMI and its parent companies, subsidiaries, affiliates, officers, directors, employees, agents and representatives harmless from any and all claims, demands, liabilities, actions, suits, proceedings, losses, injuries, death including damages, judgments, expenses and/or costs (including without limitation reasonable attorney's fees and related costs) based on or arising out of: (i) any claims or demands that use of IHS's Proprietary Information or equipment in manufacturing the Products constitutes infringement of third parties rights; (ii) any claims or demands relating to the design of the Products; (iii) any claims or demands by any third Party that there was a failure to warn of any foreseeable use, improper use, misuse or defects of any Products; (iv) any claims or demands relating to IHS's negligence, use, ownership, maintenance, transfer, transportation, or disposal of the Products; (v) any claims or demands of IHS's violation or alleged violation of any federal, state, or local laws or regulation, including without limitation, the laws and regulations governing product safety, labeling, packaging and labor practices; or (vi) any claims or demands arising out of a breach by IHS of any of the terms and conditions of this Agreement. GMI shall give written notice of any claim or potential claim to IHS within a reasonable time following the time at which GMI first became aware of the circumstances which gave rise to such claim for indemnification hereunder. IHS may, at its option, have control of any litigation and appointment of counsel in defense of any third Party claims for which GMI seeks indemnification hereunder. No suit or proceeding shall be settled or compromised without the prior written consent of GMI. The obligation to indemnify under this Section 15(a) shall survive the termination or expiration of this Agreement.

b) GMI agrees to indemnify, defend and hold harmless IHS, its officers, agents and employees form any and all claims, costs, reasonable attorney fees, fines, and similar expenses of whatsoever kind or character, including, but not

limited to, those resulting from injury or death to persons or damage to property to the extent due to any negligence or willful misconduct of GMI, its officers, employees, subcontractors, or agents acting on GMI'S behalf in connection with GMI'S obligations under this Agreement. No suit or proceeding shall be settled or compromised without the prior written consent of IHS.

c) Except as otherwise provided in this subparagraph (c), GMI agrees to defend, at its expense and with counsel chosen by it, any suits brought against IHS based upon the claim that any of the Product or any process in manufacturing the Product, infringes or violates any patent, copyright, trade secret, or other intellectual property right -- other than those alleged infringements or violations instructed or requested by IHS in the Specifications -- and to pay all liabilities, costs, and damages finally determined in any such suit against IHS. IHS shall promptly notify GMI in writing of any such suit and shall provide reasonable assistance to GMI in connection with defending such suit. If the use and sale of any of IHS Products is enjoined as a result of such suit, GMI, at its option and at no expense to IHS, shall either obtain for IHS the right to use and sell the Products or shall substitute an equivalent Product which is acceptable to and qualified by IHS. This Section 15(c) does not extend to any suit based upon any infringement or alleged infringement of any patent, copyright, trade secret or any other intellectual property right (i) caused by any article of IHS's Specifications, or (ii) the use of any manufacturing process licensed to GMI by IHS. No suit or proceeding shall be settled or compromised without the prior written consent of IHS.

16. NON-SOLICITATION OF EMPLOYEES

Without the prior written permission of the other Party, each Party agrees, during the term of this Agreement and for a period of twelve (12) months following termination or expiration, not to directly or indirectly solicit for employment or hire any employees of the other Party with whom such Party had contact, or become known to such Party, in connection with this Agreement; provided, however, that such Party shall not be prohibited from hiring any such employee who contacts such Party on his or her own initiative and without any direct or indirect solicitation by such Party. A general advertisement for an employment position shall not be deemed to be a direct or indirect solicitation for the purposes of this provision. This agreement shall in no way, however, be construed to restrict, limit, or encumber the rights of any employee granted by law.

17. NON-COMPETITION

During the term of this Agreement and for a period of one (1) year after termination of this Agreement, GMI shall not produce products capable of being used for the same purposes as IHS's Products for sale to any competitor of IHS in any market where MS does business as set forth from time to time on Schedule 2.

18. MISCELLANEOUS

a) Notices: All notices and other communications required or permitted to be given under this Agreement shall be in writing and hand-delivered, mailed by first-class mail postpaid, e-mailed, faxed, or sent by an overnight courier with a reliable tracing system, to each of the Parties to their respective addresses as noted in the first paragraph of this Agreement. Notices that are mailed shall be deemed to have been given as of the fourth business day following the date of mailing and notices that are hand-delivered or sent by overnight courier are deemed to be given the next business day. Either Party may change its address for the giving of notice by so notifying the other Party by ten (10) days prior written notice given in the manner set forth in this Section 18. Notice will be provide to:

For IHS:

Name: Dan Clarence

Address: 823 S. Adams St., P.O. Box 397, Versailles, IN 47042

Email: Dan@i-h-s.com

Fax: 812-689-0796

For GMI:

Name: Aaron Barr

Address: 700 International Dr., Franklin IN 46131

E-mail: aaron.barr@gmicorp.com

Fax: 317-736-5125

b) Written Modifications: No amendment, modification, or release from any provision of this Agreement, the Product Schedules attached hereto, or Orders issued hereunder shall be of any force or effect unless it is in writing and signed by both Parties hereto and specifically refers to this Section 18(b).

c) No Assignment: This Agreement or any portion thereof, including by merger, consolidation, dissolution, operation of law, or any other manner, shall not be assigned without the prior written consent of the other Party which shall not be unreasonably withheld. However, either Party may, without prior written consent of the other, assign all of its rights under this Agreement to an entity which it owns at least 50% ownership interest and will provide a written notice of such assignment to the other Party. Any attempt to assign this Agreement in violation of this provision shall be void and of no effect. This Agreement shall bind and insure to the benefit of the Parties and their respective successors and permitted assigns that meet the preceding criteria. Any successor means any person, firm, corporation or other business entity which at any time, whether by purchase,

merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of a Party.

d) No Waiver: A failure to exercise any right hereunder with respect to any breach shall not constitute a waiver of such right with respect to any subsequent breach.

e) Independent Contractor: Each Party is acting as an independent contractor and not as agent, partner, or joint venturer with the other Party for any purpose. Except as provided in this Agreement neither Party shall have any right, power, or authority to act or to create any obligation, express or implied, on behalf of the other.

f) Security Interest: In order to secure its obligations under this Agreement, IHS hereby grants GMI a purchase money security interest (the "Security Interest") in all Products sold by GMI to IHS or Inventory purchased on behalf of IHS, and to any proceeds thereof, under the Uniform Commercial Code as adopted in the jurisdiction identified in Section 18(j) (the "UCC"), until all of IHS's payment obligations under this Agreement have been paid in full. IHS agrees that GMI shall have and may exercise any and all remedies IHS may have with regard to the Security Interest. IHS authorizes GMI to file one or more financing statements determined by GMI to be necessary to perfect the Security Interest. IHS agrees to execute any documents GMI may request in order to protect and perfect GMI'S Security Interest. GMI recognizes and consents to IHS's lender(s) also filing a form UCC-1 Financing Statement with respect to Products and Inventory purchased by IHS regardless of whether such Products and Inventory has been delivered to IHS.

g) Insurance. GMI shall maintain insurance on all Product and Inventory for which IHS is obligated to make payment under this Agreement while in the possession of GMI in an amount equal to IHS's investment or obligation with respect to such Product and Inventory required by this Agreement. Without limiting the generality of the foregoing, GMI shall also obtain and, throughout the term of this Agreement, shall maintain, at GMI's own cost and expense, the following policies of insurance, with a reputable insurer(s): (i) Commercial General Liability ($1 million per occurrence/$5 million annual aggregate), to include coverage arising from premises, operations, products and completed operations, personal injury, advertising injury, bodily injury and property damage, including contractual liability; and (ii) Professional Errors & Omissions Liability ($1 million per claim/$5 million annual aggregate), to include coverage for GMI and its employees, as applicable, arising from performance or failure to perform any services arising under this Agreement, including errors, omissions, wrongful acts, and negligent acts. The coverage limits required herein may be satisfied through any combination of primary and umbrella/excess insurance. IHS shall maintain insurance on all IHS Products that GMI is storing at IHS's request pursuant to this Agreement.

h) Fair Labor Standards Act: All Products furnished hereunder will be Manufactured in accordance with Fair Standards Labor Act of 1938, as amended, and the regulations and orders of the U.S. Department of Labor issued thereunder.

i) Notification of Change in Control: Each Party shall notify the other in writing of any agreement, arrangement, or action that will result in a Change of Control, including but not limited to signing or intended signing of an Agreement that would result in a Change of Control, and will provide no less than fourteen (14) days from the date of written notification to the Change in Control taking effect.

j) Governing Law: The validity, interpretation, and performance of this Agreement shall be governed by the State of Indiana without regard to such state's conflicts of laws principles.

k) Counterparts: This Agreement may be executed in counterpart copies, all of which counterparts shall have the same force and effects as if all the Parties were to have executed a single copy of this Agreement.

l) Entire Agreement: The terms and conditions of this Agreement, including all Product Schedules and accepted Orders, constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all previous communication, either oral or written, between the Parties hereto. There are not understandings, representations or warranties of any kind whatsoever, except as expressly set forth herein.

IN WITNESS WHEREOF, the Parties hereunto have caused this Agreement to be executed as of the Effective Date.

INNOVATIVE HEALTH SOLUTIONS, INC.	**GMI CORPORATION**
By: /s/ Brian Carrico	By: /s/ Aaron Barr
Brian Carrico, CEO	Aaron Barr, President

SCHEDULE A: Product Schedule

1.	Name of Product(s)	IB-Stim and NeuroStim
2.	De Novo / 510(k) Number(s)	DEN180057 (IB-Stim); K140530 (NeuroStim)
3.	Pricing Terms:	See SOW Dated June 23, 2020 for current terms. See Section 9 for other future pricing terms.

NOTE #1: Price includes: Product Assembly, Material Procurement for BOM Release A3, Packing 10 per Box, Labeling, New Production Introduction/Project Management, Warehousing, Fulfillment, Price is subject to change as Material prices increase or decrease.

NOTE #2: Number of units and delivery schedule will be agreed to in writing by GMI and IHS as required for Orders

IN WITNESS WHEREOF, the Parties hereunto have executed this Product Schedule as of the Effective Date.

INNOVATIVE HEALTH SOLUTIONS, INC.	**GMI CORPORATION**
By: */s/ Brian Carrico*	By: */s/ Aaron Barr*
Brian Carrico, CEO	Aaron Barr, President

SCHEDULE B: Equipment

- Tooling and Test NRE Sonic Welder
- Automatic Blister Package
- Power Unload conveyer
- Try Alignment Mechanism
- Spare Parts Kit
- Sealing Fixtures (set of 8)
- Matching Re-lead Face Plate
- Magazine for Blister Tray Feeder
- Magazine for Cover Feeder
- Vacuum Plate Assembly
- Aluminum Product Tray Tooling
- Ear Component Dial Weld Machine

IN WITNESS WHEREOF, the Parties hereunto have executed this Equipment Schedule as of the Effective Date.

INNOVATIVE HEALTH SOLUTIONS, INC.	GMI CORPORATION
By: */s/ Brian Carrico*	By: */s/ Aaron Barr*
Brian Carrico, CEO	Aaron Barr, President